EXHIBIT 10.6.c
AGREEMENT
     Agreement, dated February 26, 2010 (this “Agreement”), by and between Cedar Shopping Centers, Inc., a Maryland corporation (the “Company”), and RioCan Holdings USA Inc., a Delaware corporation (the “Purchaser”).
W I T N E S S E T H :
     WHEREAS, the Company and the Purchaser entered into that certain Securities Purchase Agreement, dated October 26, 2009, as amended by an agreement dated February 5, 2010 (the “Securities Purchase Agreement”), pursuant to which the Purchaser acquired shares of common stock of the Company (“Common Stock”) and a warrant to acquire additional shares of Common Stock;
     WHEREAS, the Purchaser desires to acquire additional shares of Common Stock through the reinvestment of cash dividends pursuant to the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”);
     WHEREAS, the Company and the Purchaser desire to amend the Securities Purchase Agreement to permit reinvestment of cash dividends by the Purchaser pursuant to the Plan;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the parties hereto agree as follows:
     Section 1. Amendment to Securities Purchase Agreement. From and after the date of this Agreement, Section 9.6(b) of the Securities Purchase Agreement is hereby amended to read in its entirety as follows:
     “(b) Notwithstanding the provisions of Section 9.6(a), (A) the Purchaser shall be permitted to acquire additional shares of Common Stock in the open market in an amount sufficient so as to maintain its Percentage Interest if the Shares owned by it and its affiliates come to represent less than its Percentage Interest as a result of (i) the issuance, grant or sale of Common Stock, options to purchase Common Stock or Common Stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other stock plan or arrangement adopted by the Company, (ii) the issuance of securities by the Company in connection with an acquisition, merger, joint venture or sale or purchase of assets, (iii) any Common Stock issuable upon the redemption of outstanding Units in the Operating Partnership, or (iv) a Non Eligible Public Offering; provided, however, that notwithstanding anything to the contrary contained in this Agreement, if at any time or from time to time the Purchaser does not elect to purchase its Percentage Interest of New Securities as provided in Section 9.3, then the Percentage Interest shall automatically be reduced each such time to be calculated on a fully diluted basis at the time of each closing of the sale of New Securities; and (B) the Purchaser shall be permitted to reinvest all or part of the cash dividends received on its Common Stock in additional shares of Common Stock pursuant to the Company’s Dividend Reinvestment and Direct Stock Purchase Plan.”

     Section 2. Representations and Warranties of the Parties. Each party hereby represents and warrants: (i) the execution, delivery and performance of this Agreement is within its power, has been duly authorized by all necessary action and, where applicable, is not in contravention of any of its organizational documents; (ii) this Agreement has been duly executed and delivered by such party; and (iii) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.
     Section 3. No Other Amendment. Except as and to the extent previously amended by agreement dated February 5, 2010 and as expressly amended by the terms and provisions of this Agreement, the Securities Purchase Agreement shall continue in full force and effect unamended. Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the parties under the Securities Purchase Agreement, or constitute a waiver of any provision of the Securities Purchase Agreement.
     Section 4. References to Securities Purchase Agreement. On and after the date hereof, each reference in the Securities Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Securities Purchase Agreement, and each reference in any of the agreements delivered in connection with the Securities Purchase Agreement to the “Securities Purchase Agreement,” “thereunder,” “thereof” or words of like import referring to the Securities Purchase Agreement, shall mean and be a reference to the Securities Purchase Agreement as amended pursuant to the agreement dated February 5, 2010 and by this Agreement.
     Section 5. Successors and Assigns. This Agreement is solely for the benefit of and shall be binding upon the parties and their respective successors and permitted assigns. Neither the Company nor the Purchaser may assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the other party.
     Section 6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
     Section 7. Headings. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.
     Section 8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts to be made and performed therein without giving effect to principles of conflicts of law, and, with respect to any dispute arising out of this Agreement, each party hereby consents to the exclusive jurisdiction of the courts sitting in the City of New York as provided in Section 10.15 of the Securities Purchase Agreement.
     Section 9. Severability. Should any part, term, condition or provision hereof or the application thereof be declared illegal, invalid or otherwise unenforceable or in conflict with any other law by a court of competent jurisdiction, the validity of the remaining parts, terms, conditions or provisions of this Agreement shall not be affected thereby, and the illegal, invalid or unenforceable portions of this Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact, except to the extent necessary to conform to the redrafted portions hereof.
     Section 10. Further Assurances. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and documents and to take all such actions, in each case as may be necessary or proper to carry out the provisions and purposes of this Agreement.
     Section 11. Entire Understanding. This Agreement states the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. This Agreement may not be amended, modified or waived except by an instrument in writing signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CEDAR SHOPPING CENTERS, INC.
By:	/s/ LEO S. ULLMAN
	Name:	Leo S. Ullman
	Title:	Chairman and President

RIOCAN HOLDINGS USA INC.
By:	/s/ RAGHUNATH DAVLOOR
	Name:	Raghunath Davloor
	Title:	Chief Financial Officer

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